EXHIBIT 99.1

Technical Communications Corporation Reports Results for the Fiscal Quarter Ended December 29, 2012

CONCORD, Mass., Feb. 8, 2013 (GLOBE NEWSWIRE) -- Technical Communications Corporation (Nasdaq:TCCO) today announced its results for the first quarter of its 2013 fiscal year. For the quarter ended December 29, 2012, the Company reported a net loss of $(310,000), or $(0.17) per share, on revenue of $1,597,000, compared to net income of $929,000, or $0.51 per share, on revenue of $4,441,000 for the quarter ended December 24, 2011.

Commenting on corporate performance, Carl H. Guild, Jr., President and Chief Executive Officer of TCC, said, "Revenues for the first quarter of fiscal 2013 fell short of our objectives due to continuing delays in the award of certain significant planned contracts. We continue to work to capture this business and anticipate the start of such projects in the later part of the 2013 fiscal year. We expect revenues in the second and possibly third quarters of fiscal 2013 to continue at a low level due to these contract delays.

TCC's new product development efforts, which were discussed in our recent annual report and press release, continue to yield good progress. Field demonstrations and tests are being planned and performed as part of our customers' evaluation process."

About Technical Communications Corporation

TCC designs, manufactures, and supports superior-grade secure communications systems that protect highly sensitive information transmitted over a wide range of data, voice and fax networks. TCC's security solutions protect information privacy on every continent in over 115 countries. Government agencies, militaries, financial institutions, telecommunications carriers and multinational corporations worldwide rely on TCC to protect their communications networks.

Statements made in this press release, including any discussion of our anticipated operating results, financial condition and earnings, including statements about the Company's ability to achieve and sustain growth and profitability and expand product lines and market share, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, identified by the use of such terms as "anticipates," "believes," "expects," "may," "plans" and "estimates," among others, involve known and unknown risks. The Company's results may differ significantly from the results expressed or implied by such forward-looking statements. The Company's results may be affected by many factors, including but not limited to future changes in export laws or regulations, changes in technology, the effect of foreign political unrest, the ability to hire, retain and motivate technical, management and sales personnel, the risks associated with the technical feasibility and market acceptance of new products, changes in telecommunications protocols, the effects of changing costs, exchange rates and interest rates, and the Company's ability to secure adequate capital resources. These and other risks are detailed from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended September 29, 2012.

Technical Communications Corporation

Condensed consolidated income statements

	Quarter Ended
	(Unaudited)
	12/29/2012	12/24/2011
Net sales	$ 1,597,000	$ 4,441,000
Gross profit	1,102,000	3,305,000
S, G & A expense	778,000	988,000
Product development costs	855,000	1,072,000
Operating (loss) income	(532,000)	1,246,000
Income tax (benefit) expense	(214,000)	317,000
Net (loss) income	(310,000)	929,000
Net (loss) income per share:
Basic	$ (0.17)	$ 0.51
Diluted	$ (0.17)	$ 0.50

Condensed consolidated balance sheets

	12/29/2012	9/29/2012
	(Unaudited)	(derived from audited financial statements)
Cash and marketable securities	$ 6,627,000	$ 6,725,000
Accounts receivable, net	1,085,000	1,381,000
Inventory	2,442,000	2,633,000
Deferred & refundable income taxes	1,692,000	1,477,000
Other current assets	166,000	171,000
Total current assets	12,012,000	12,387,000
Property and equipment, net	415,000	453,000
Total assets	$ 12,427,000	$ 12,840,000

Accounts payable	152,000	167,000
Accrued expenses and other current liabilities	598,000	546,000
Total current liabilities	750,000	713,000
Total stockholders' equity	11,677,000	12,127,000
Total liabilities and stockholders' equity	$ 12,427,000	$ 12,840,000
CONTACT: Michael P. Malone
         Chief Financial Officer
         (978) 287-5100
         www.tccsecure.com